Exhibit 99.1

California Pizza Kitchen Announces Financial Results for the Fourth Quarter and Fiscal Year 2010

LOS ANGELES--(BUSINESS WIRE)--February 10, 2011--California Pizza Kitchen, Inc. (Nasdaq:CPKI) today reported financial results for the fourth quarter and fiscal year 2010 ending January 2, 2011.

Highlights for the 13-week fourth quarter of 2010 relative to the 14-week fourth quarter of 2009 were as follows:

  Total revenues decreased 5.9% to $157.9 million. Total revenues increased 3.2% excluding the additional week of fourth quarter 2009 restaurant sales.
  Full-service comparable restaurant sales decreased 1.1% including an estimated 1.4% negative impact due to unfavorable weather conditions and the holiday shift.
  Non-GAAP net income of $4.1 million, or $0.17 per diluted share, excluding the effects of litigation and settlement costs, expenses related to the review of strategic alternatives, store closure costs, and the related tax benefits (please refer to the reconciliation table).
  Net income of $0.4 million or $0.02 per diluted share.

Highlights for the 52-week fiscal year 2010 relative to the 53-week fiscal year 2009 were as follows:

  Total revenues decreased 3.4% to $642.2 million. Total revenues decreased 1.2% excluding the additional week in the fourth quarter of 2009 .
  Full-service comparable restaurant sales decreased 2.4%.
  Non-GAAP net income of $17.1 million, or $0.69 per diluted share, excluding the effects of the non-cash impairment write-down of 10 full-service restaurants, litigation and proposed settlement costs, expenses related to the review of strategic alternatives, store closure costs and the related tax benefits (please refer to the reconciliation table).
  Net loss of $0.4 million, or negative $0.02 per diluted share.

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, stated, “We were pleased to deliver fourth quarter earnings that exceeded our previous guidance and that our comparable restaurant sales, absent the inclement weather and holiday shift, were positive. Strong labor management also helped us achieve lower costs as a percentage of restaurant sales.”

Rosenfield and Flax continued, “In 2011, we are strategically focused on enhancing our brand and evolving our menu to drive traffic and further differentiate California Pizza Kitchen from its casual dining competitors. As part of that effort, we are also targeting margin improvement by streamlining our menu and implementing a series of productivity initiatives. As always, our overriding goal in managing our strong, debt free balance sheet is to increase our return on assets, bolster cash flow and maximize system-wide performance. We believe this will lead to long term and sustainable growth in shareholder value.”

Average weekly sales for the Company’s 200 full-service restaurants were $57,687 in the fourth quarter of 2010 compared to $57,949 in the same quarter last year.

During the fourth quarter of 2010, the Company opened full-service restaurants in Bridgewater, NJ; Pittsburgh, PA; Tucson, AZ; and Shanghai, China. International franchise partners opened a full-service restaurant in Mexico City, Mexico, the Company’s ninth location in the country, and a third full-service restaurant in Dubai, UAE.

The Company also outlined financial guidance for the first quarter of 2011 based on the following estimates and assumptions:

  Full-service comparable restaurant sales between negative 1.0% and negative 2.0% (includes the effects of 172 weather related/store closure days in January 2011 versus only 64 such days in January 2010).
  Opening one Company-owned full-service restaurant.
  Opening two international franchised restaurants.
  Earnings in the range of $0.03 to $0.05 per diluted share.

The Company will host a conference call today at approximately 4:30 pm ET. A webcast of the conference call can be accessed at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain featuring an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups, sandwiches and desserts. Of the chain's 265 restaurants, 207 are company-owned and 58 operate under franchise or license agreements. There are currently 33 restaurants located internationally in China, Japan, Philippines, Malaysia, Singapore, Mexico, South Korea, Guam, India, Indonesia and United Arab Emirates. CPK premium pizzas are also available to sports and entertainment fans at three Southern California venues including Dodger Stadium, Angel Stadium of Anaheim and STAPLES Center. Also included in the Company's portfolio of concepts is LA Food Show Grill & Bar, which has locations in Manhattan Beach and Beverly Hills, California. The Company also has a licensing arrangement with Nestle S.A. to manufacture and distribute a line of California Pizza Kitchen premium frozen products. For more details, visit www.cpk.com.

This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding the number of new restaurants, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “guidance,” “forecast” and similar words.

This release includes measures that are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and are not necessarily comparable to similar measures presented by other companies. This includes non-GAAP earnings per diluted share or other information. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with the Company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including our most recent reports on Form 10-K, Form 10-Q and current reports on Form 8-K. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Selected Unaudited Consolidated Financial and Operating Data
(Dollars in thousands, except for per share and operating data)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 2,	January 3,	January 2,	January 3,
	2011	2010	2011	2010

Statement of Operations:

Revenues:
Restaurant sales	$154,616	$164,326	$630,606	$652,185
Royalties from licensing agreement	1,892	2,314	6,122	7,739
Domestic franchise revenues	776	645	3,100	2,684
International franchise revenues	658	563	2,403	2,078
Total revenues	157,942	167,848	642,231	664,686

Costs and expenses:
Food, beverage and paper supplies	37,159	39,088	148,732	154,181
Labor	57,982	62,742	237,133	247,350
Direct operating and occupancy	35,331	35,340	142,420	141,973
Cost of sales	130,472	137,170	528,285	543,504

General and administrative	12,702	13,046	50,731	50,791
Pre-opening costs	990	(101)	3,269	1,843

Operating income before depreciation and amortization, loss on impairment of property and equipment, store closure costs and litigation, settlement and other costs (1)

	13,778	17,733	59,946	68,548

Depreciation and amortization	8,994	11,454	37,006	40,181
Loss on impairment of property and equipment	-	22,941	18,702	22,941
Store closure costs	650	354	1,708	539
Litigation, settlement and other costs (2)	2,254	630	8,759	1,609
Total costs and expenses	156,062	185,494	648,460	661,408

Operating income (loss)	1,880	(17,646)	(6,229)	3,278

Interest income (expense), net	6	(125)	(16)	(788)

Income (loss) before income tax provision (benefit)	1,886	(17,771)	(6,245)	2,490
Income tax provision (benefit)	1,446	(7,871)	(5,839)	(2,091)
Net income (loss)	$440	$(9,900)	$(406)	$4,581

Net income (loss) per common share:
Basic	$0.02	$(0.41)	$(0.02)	$0.19
Diluted	$0.02	$(0.41)	$(0.02)	$0.19

Shares used in computing net income (loss) per common share (in thousands):

Basic	24,583	24,173	24,488	24,061
Diluted (3)	25,093	24,173	24,488	24,140

Operating Data:
Locations open at end of period	266	253	266	253
Company-owned full service restaurants open at
end of period	200	196	200	196
Average weekly company-owned full service
restaurant sales	$57,687	$57,949	$59,393	$61,029
18-month comparable company-owned full service
restaurant sales decrease	-1.1%	-5.8%	-2.4%	-6.6%

(1) This is a non-GAAP measure and is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similar measures presented by other companies. We believe this measure provides additional information to facilitate the comparison of our past and present financial results and provides an additional means for investors to evaluate business performance. However, use of this measure should not be construed as an indication that our future results will be unaffected by excluded items.
(2) For the 13 and 52 weeks ended January 2, 2011, other costs represent expenses related to the review of strategic alternatives.
(3) For the 14 weeks ended January 3, 2010 and the 52 weeks ended January 2, 2011, stock options have been excluded from the shares used in the computation of net loss per diluted share because of their antidilutive effect.

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 2,	January 3,	January 2,	January 3,
	2011	2010	2011	2010

Statement of Operations Percentages (1):

Revenues:
Restaurant sales	97.9%	97.9%	98.2%	98.1%
Royalties from licensing agreement	1.2%	1.4%	0.9%	1.2%
Domestic franchise revenues	0.5%	0.4%	0.5%	0.4%
International franchise revenues	0.4%	0.3%	0.4%	0.3%
Total revenues	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Food, beverage and paper supplies	24.0%	23.8%	23.6%	23.6%
Labor	37.5%	38.2%	37.6%	37.9%
Direct operating and occupancy	22.9%	21.5%	22.6%	21.8%
Cost of sales	84.4%	83.5%	83.8%	83.3%

General and administrative	8.0%	7.8%	7.9%	7.6%
Pre-opening costs	0.6%	-0.1%	0.5%	0.3%

Operating income before depreciation and amortization, loss on impairment of property and equipment, store closure costs and litigation, settlement and other costs

	8.7%	10.6%	9.3%	10.3%

Depreciation and amortization	5.7%	6.8%	5.8%	6.0%
Loss on impairment of property and equipment	0.0%	13.7%	2.9%	3.5%
Store closure costs	0.4%	0.2%	0.3%	0.1%
Litigation, settlement and other costs	1.4%	0.4%	1.4%	0.2%
Total costs and expenses	98.8%	110.5%	101.0%	99.5%

Operating income (loss)	1.2%	-10.5%	-1.0%	0.5%

Other expense:
Interest income (expense), net	0.0%	-0.1%	0.0%	-0.1%

Income (loss) before income tax provision (benefit)	1.2%	-10.6%	-1.0%	0.4%
Income tax provision (benefit)	0.9%	-4.7%	-0.9%	-0.3%
Net income (loss)	0.3%	-5.9%	-0.1%	0.7%

(1) Percentages are expressed as a percentage of total revenue except for cost of sales which is expressed as a percentage of restaurant sales.

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	January 2,	January 3,
	2011	2010

Cash and cash equivalents	$21,230	$21,424
Total assets	330,944	350,258
Total debt	-	22,300
Stockholders' equity	194,411	189,250

California Pizza Kitchen, Inc.
Units Summary

	Total Units at			Total Units at
Fourth Quarter 2010	October 3, 2010	Opened	Closed	January 2, 2011
Company-owned full service domestic	199	3	2	200
Company-owned ASAP domestic	6	-	1	5
Company-owned LA Food Show	2	-	-	2
Company-owned full service international	-	1	-	1
Franchised domestic	20	-	-	20
Franchised international	30	2	-	32
Campus, sports & entertainment venues (seasonal)	6	-	-	6
Total	263	6	3	266

The following reconciliation of net income (loss) to non-GAAP net income is provided to assist the reader with understanding the financial impact of the non-cash impairment charges, litigation and proposed legal settlement costs, expenses related to the review of strategic alternatives and store closure costs during the quarter and year (unaudited, in thousands, except per share data):

	13 Weeks Ended	52 Weeks Ended
	January 2,	January 2,
	2011	2011

Net income (loss) as reported	$440	$(406)
Impairment of property, plant and equipment	-	18,702
Store closure costs	650	1,708
Litigation, settlement and other costs (1)	2,254	8,759
Net change to income tax provision	803	(11,616)
Net income excluding impairment, store closure
and litigation, settlement and other costs	$4,147	$17,147

Basic net income (loss) per common share:
Net income (loss) as reported	$0.02	$(0.02)
Impairment of property, plant and equipment	-	0.76
Store closure costs	0.03	0.07
Litigation, settlement and other costs	0.09	0.36
Net change to income tax provision	0.03	(0.47)
Basic net income excluding impairment, store closure,
and litigation, settlement and other costs	$0.17	$0.70

Diluted net income (loss) per common share:
Net income (loss) as reported	$0.02	$(0.02)
Impairment of property, plant and equipment	-	0.75
Store closure costs	0.03	0.07
Litigation, settlement and other costs	0.09	0.35
Net change to income tax provision	0.03	(0.46)
Diluted net income excluding impairment, store closure,
and litigation, settlement and other costs	$0.17	$0.69

Basic	24,583	24,488
Diluted (2)	25,093	24,904

(1) For the 13 and 52 weeks ended January 2, 2011, other costs represent expenses related to the review of strategic alternatives.
(2) For the 52 weeks ended January 2, 2011, stock options have been included in the calculation of non-GAAP net income per diluted share because their effect is no longer antidilutive.

CONTACT:
California Pizza Kitchen
Media: Sarah Grover
Investors: Sue Collyns
310-342-5000